Exhibit 99.5

XTEND REALITY EXPANSION LTD.

CN# 515871861

2019 Option Plan

1. Name. This plan, as adopted by the Board of Directors of XTEND Reality Expansion Ltd., (the “Company”) on June 19, 2019, and as amended from time to time, shall be known as the “XTEND 2019 Global Option Plan” (the “Plan”).

2. Purpose of the Plan. The purposes of this Plan are to enable the Company to link the compensation and benefits of individuals and entities providing services to the Company and/or its Affiliates with the success of the Company and with long-term shareholder value.

3. Headings and Definitions

3.1. The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2. In this Plan, the following terms shall have the meanings set forth beside them:

“Structural Change”	Any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation;

“Affiliate”	Corporate entities who are related to the Company by way of common ownership or control, as such term is defined in section 32(9) of the Ordinance, either directly or indirectly, either partially or entirely, including but not limited to any “employing company” and “employer” as defined in Section 102(a) of the Ordinance;

“Applicable Law”	The legal requirements applicable to the administration of option plans, any applicable laws, rules and regulations of any country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations;

“Approved Option”	An Option granted under Section 102(b)(2) of the Ordinance, in accordance with the “capital gain tax route”, and other rights granted with respect to such Option;

“Board”	The Company’s Board of Directors, or, subject to Applicable Law and the Company’s incorporation documents, including the Articles of Association, any committee empowered by the Board for the purpose of implementation of this Plan (or any aspect thereof);

“Cause”	Irrespective of any definition included in any other document held by a Participant and unless otherwise determined by the Board in the Participant’s Option Agreement, the term Cause shall include any of the following-

(a) A breach of any material provision of the employment or engagement agreement between the Company or an Affiliate and a Participant, including but not limited to, a breach of any confidentiality duty of a Participant (including in regards to the confidentiality of this Plan and any grant made thereunder), inappropriate use of confidential information of the Company or an Affiliate or an event of breach of trust or breach of any non-competition obligation of a Participant;

(b) Any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate and acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds or promises to receive either, from individuals, Consultants or corporate entities that the Company or an Affiliate does business with;

(c) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate;

(d) Any conduct or omission by, or state of affairs related to, the Participant reasonably determined by the Board to be materially detrimental to, or against the interests of, the Company or an Affiliate;

(e) Any conviction of any felony involving moral turpitude of affecting the Company or an Affiliate;

(f) Circumstances justifying the revocation and/or reduction of a Participant’s entitlement to severance pay under Applicable Law, including where relevant, pursuant to Sections 16 or 17 of the Severance Pay Law, 1963; or

(g) Any other reason which is defined as Cause in the Participant’s personal employment contract;

For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board and shall be final and binding on the Participant;

“Company”	XTEND Reality Expansion Ltd., a company incorporated under the laws of the state of Israel, or any Successor Company resulting from the merger or consolidation of the Company in which the Company is not the surviving entity, or any company which assumes the Plan within any M&A Transaction or Structural Change;

“Consultant”	Shall mean any person or entity, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including any individual engaged by an entity providing services to the Company or an Affiliate as aforementioned;

“Controlling Shareholder” “Employee”	A controlling shareholder of the Company as defined in section 32(9) of the Ordinance, as amended from time to time; Shall mean any person, who has signed an employment agreement and has commenced employment with the Company or any Affiliate, or anyone who is on the payroll of such company and specifically excluding anyone who may under Applicable Law be deemed an employee of the Company or an Affiliate if an employment agreement was not signed and he is not on the payroll of such company. Solely in respect of Approved Options, this term shall include any officer or a member of the board of directors of such company all in accordance with Section 102;

“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise an Option and to purchase one Share;

“Expiration Date”	With respect to an Option, the earlier of (i) the time such Option is fully exercised, or (ii) ten (10) years from the Grant Date of such Option, or (ii) the time on which such Option expires in accordance with Sections 9 and 12 below;

“Fair Market Value”	Shall mean, as of any date, the value of an ordinary share of the Company determined as follows:
(i) If the ordinary shares are listed on any recognized Stock Exchange, the Fair Market Value shall be the closing sales price for such ordinary shares (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;

(ii) If the ordinary shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the ordinary shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of any of the above, the Fair Market Value thereof shall be as determined in good faith by the Board of Directors of the Company.

For the avoidance of doubt, and where applicable, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

“Grant Date”	The date of the Board resolution approving the grant of the Options, unless otherwise determined by the Board;

“Holding Period”	The holding period provided under Section 102 in respect of’ the “capital gain tax route” or under a tax ruling by the Israeli Tax Authority;

“Israeli Employee”	An Employee of the Company or of an Israeli resident Affiliate, who is an Israeli tax resident and who is not a Controlling Shareholder at the time of grant, or as a consequence of the grant, as stated in Section 102;

“Ordinance”	The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time;

“Option”	An option to purchase one Share, granted to a Participant, subject to the provisions of this Plan and the applicable Option Agreement;

“Option Agreement”	A written agreement between the Company and a Participant or a notice provided by the Company setting forth the terms and conditions under which Options are granted to a Participant;

“Participant”	Shall mean anyone to which an Option was granted in accordance with section 5 of the Plan;

“Plan”	Shall mean this XTEND 2019 Global Option Plan, including any amendments thereto;

“Section 102”	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time;

“Share”	An ordinary share of the Company, nominal value 0.01 NIS, which is issued or issuable to a Participant upon exercise of an Option;

“Spin-off Transaction”	Any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold the same respective ownership stakes they are then holding in the Company [i.e. - transfer of assets to a ‘sister company’ of the Company];

“Stock Exchange”	Any stock exchange, on which ordinary shares of the Company are listed, or such other market or a national market system, on which the Company’s ordinary shares’ prices are regularly quoted;

“M&A Transaction”	Any Deemed Liquidation Event and/or any other similar or equivalent definition as defined in and determined pursuant to the Articles of Association of the Company as amended from time to time, excluding any Structural Change or Spin-off Transaction, and including, for the avoidance of doubt (yet excluding any Structural Change or Spin-off Transaction):

(a) A sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;

(b) A merger of the Company with or into another entity, including a reverse triangular merger; or

(c) A sale of all or substantially all of the share capital of the Company to a third party unrelated to the current shareholders of the Company, whether by a single transaction or a series of related transactions or within the scope of the same acquisition agreement;

Subject to specific confirmation from the Board the definition may also include any purchase by a current shareholder of the Company (whether directly or indirectly) of all of the share capital of the Company not owned by such shareholder immediately prior to the acquisition.

“Successor Company”	Shall mean any entity with or into which the Company was merged or consolidated, or to which certain operations on certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or shares including any parent of such entity;

“Tax”	Any applicable tax and other compulsory payments such as social security and health tax contributions required to be paid under any applicable law in relation to the Options or the rights deriving there-from;

“Termination”	For an Employee, the termination of employment, and for a Consultant, the expiration, or termination of such person’s consulting or advisory relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Option Agreement;

For the purpose of this plan the following shall not be considered as Termination (i) for an Employee - paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty, or any other leave of absence authorized in writing by the Board; and (ii) for a Consultant- any temporary interruption in such person’s availability to provide services to the Company and/or an Affiliate, which has been authorized in writing by Board;

Termination shall not include any transfer of a Participant between the Company and any Affiliate or between Affiliates nor shall it include any change in a Participant’s engagement status between an “Employee” and “Consultant” and vice versa (without derogating the different tax implications that may result from such change of status);

“Termination Date”

With regard to any Employee, the first date following the Date of Grant on which there are no longer employment relations between such Employee and the Company or an Affiliate, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate to the Employee;

With regard to any Consultant, the earlier of (i) the date of termination of the agreement between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice regarding such termination of agreement was sent by the Company or an Affiliate, or by the Consultant, to the other party;

“Transfer”	With respect of any Option or Share - the sale, assignment, transfer, pledge, mortgage or other disposition thereof or the grant of any right to a third party thereto;

“Trustee”	Any trustee appointed by the Company in accordance with Section 102 and approved by the Israeli Tax Authority;

“Non-Approved 102 Option”	An Option which is governed by Section 102(c) of the Ordinance;

“Vesting Date”	The date upon which the Option becomes exercisable, as determined in accordance with this Plan and set forth in the Option Agreement.

4. Administration of the Plan

4.1. The Board shall have the power to administer the Plan.

4.2. Subject to the provisions of the Plan, applicable law and the Company’s incorporation documents, the Board shall have the sole and full discretion and authority, at its discretion, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization to administer the plan and all actions related thereto, including without limitation the performance, at any time and from time to time, of any and all of the following: (i) to grant Options to Participants; (ii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the number of Options to be granted to each Participant, provisions concerning the time and the extent to which the Options may be exercised, the underlying Shares sold and the nature and duration of restrictions as to the Transferability of Options and/or Shares; (iii) to amend, modify or supplement (with the consent of the applicable Participant, if such amendments adversely affect the terms of his Options) the terms of each outstanding Option, unless included otherwise under the terms of the Plan; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Option Agreements and rules governing the grant of Options in jurisdictions in which the Company or any Affiliate operate; (vi) to authorize conversion or substitution under the Plan of any or all Options or Shares and to cancel or suspend Options, as necessary, provided that, unless consent is received from the Participants, the interests of the Participants are not materially harmed; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to exercise in whole or in part, any previously granted Options; (viii) to determine the effect of any increase or decrease of scope of engagement of a Participant on the vesting schedule of previously granted Options; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; (x) to make all other determinations deemed necessary or advisable for the administration of the Plan; (xi) the appointment of a Trustee.

4.3. This Plan shall apply to grants of Options made following the adoption of this Plan by the Board.

4.4. All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.

4.5. The Board may, without shareholders’ approval, amend, modify (including by adding new terms and rules), and/or cancel or terminate this Plan and any Options granted under this Plan, any of their terms, and/or any rules, guidelines or policies relating thereto. Notwithstanding the foregoing (a) material amendments to the Plan (but not the exercise of discretion under the Plan) shall be subject to shareholders’ approval to the extent so required by applicable mandatory law and the Company’s Articles of Association; and (b) no termination or amendment of the Plan shall affect any then outstanding Options nor the Board’s ability to exercise its powers with respect to such outstanding Options granted prior to the date of such termination, unless expressly provided by the Board.

4.6. The termination or cancelation of this Plan will not affect the ability of the Board to exercise its powers with respect to any then outstanding Options granted prior to the date of such termination.

5. Eligibility. Options may be granted to Employees or Consultants, provided that if services have not commenced, the grant will be made subject to commencement of actual services; An Approved Option and a Non-Approved Option may only be granted to Israeli Employees.

6. Shares Reserved for the Plan. The Company during the term of this Plan will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the vested portion of Options granted under the Plan and any other share and option plans which may be adopted by the Company in the future, subject to any adjustment made to the share capital of the Company by way of share split, reverse share split, distribution of share dividend or similar recapitalization events, at any time hereafter. The Shares may be authorized but unissued ordinary shares, or reacquired ordinary shares of the Company. If an Option should expire or become un-exercisable for any reason without having been exercised in full, the Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan.

7. Options

7.1. Grant

7.1.1. The Board may grant Options from time to time at their sole discretion. The Options granted pursuant to the Plan, shall be evidenced by a written Option Agreement. Each Option Agreement shall state, among other matters, the number of Options granted, the Vesting Dates, the Exercise Price, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

7.1.2. Options which are Approved Options, as determined in the Option Agreement, and any Shares issued in respect of such Approved Option shall be subject to the Trustee’s trusteeship, as provided in Section 11 below. Any grant of an Approved Option shall be subject to compliance with the conditions of Section 102 and shall be granted only 30 days or more after the submission of the Plan for approval by the Israeli Tax Authority.

7.2. Vesting.

7.2.1 The Board shall set vesting criteria in its discretion, which, depending or the extent to which the criteria are met, will determine the number of Options that will vest and become exercisable. The Board may set vesting criteria based upon continued engagement with the Company or any Affiliate or based upon both continued engagement and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Board in its discretion. Unless otherwise determined by the Board, all Options granted under this Plan shall vest over a 4-year period, with 25% thereof vesting on the end of a 12-month period following the date of grant, and the remaining 75% thereof vesting in 12 equal portions at the end of each 3-month period thereafter. The vesting conditions and schedule shall be set in the applicable Option Agreement. No Option shall be exercised after the Expiration Date. The vesting provisions of individual Options may vary.

7.2.2 Unless determined otherwise by the Board, the vesting of the Options shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and each of the remaining Vesting Dates shall be postponed by the number of days of such period of unpaid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, the following shall not postpone the vesting of the Options: paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty.

7.2.3 The vesting of the options shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

7.3. An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate.

7.4. Exercise of Options

7.4.1. An Option shall be exercised by submission to the Company of a notice of exercise, in a form set by the Company, accompanied by payment as hereinafter described. The exercise of an Option shall occur upon receipt of a notice of exercise by the Company accompanied by payment in full of the Exercise Price payable for each of the Shares being purchased pursuant to such exercise, and as soon as practicable thereafter, and subject to the provisions of section 8.3 below, the Company will issue the Share(s) underlying such exercised Option, provided that the Shares so issued shall not be delivered to the Participant or any third party (other than the Trustee, if applicable) unless and until all applicable Tax was paid to the Trustee’s (if applicable) and the Company’s full satisfaction and subject to compliance with Applicable Law.

7.4.2. Except as otherwise provided in the Plan or in an Option Agreement, an Option may be exercised in full or in part, subject to the Expiration Date, provided it is not exercised for a fraction of a Share, as further detailed in section 8.3 below.

7.4.3. Notices of exercise of Options, which are submitted after the Expiration Date, or which relate to Options that have not yet vested, or which do not contain all of the details required by the exercise form, shall not be accepted and shall have no force whatsoever.

7.4.4. The Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.

7.4.5. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion or counsel for the Company, such a representation is required.

7.5. Consideration.

7.5.1. The Exercise Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with Applicable Law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will Contain the Exercise Price determined for each Option covered thereby. The Exercise Price may or may not be equal to the Fair Market Value of the ordinary Shares of the Company, and any evaluation executed in relation to such shares shall not obligate the Company when determining the Exercise Price of any Option.

7.5.2. The Exercise Price shall be paid in cash or cheque at the time the Option is exercised, or by any other means as determined by the Board. Should the Company’s ordinary shares be listed for trade on a Stock Exchange the Board may consider allowing a cashless exercise, or any other exercise method, subject to the provisions of Applicable Law. If, as of the date of exercise of an Option the Company is then permitting cashless exercises, the Participants will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the Applicable Laws and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any Tax.

7.5.3. The Exercise Price shall be denominated in the currency of the primary economic environment of, at the Board’s discretion, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid).

8. Terms and Conditions of the Options. Options granted under the Plan shall be evidenced by the related Option Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Option Agreement not inconsistent therewith, as the Board shall determine:

8.1. Non Transferability of Options. Unless otherwise determined by the Board, an Option shall not be Transferable by the Participant other than in accordance with section 9.2.1.2 below. Options or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

8.2. One Time Benefit. The Options and underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law.

8.3. Fractions. An Option may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Option, the Company shall convert any such fraction of an Option, which represents a right to receive 0.5 or more of a Share, to one Share and shall extinguish any such fraction of an Option, which represents a right to receive less than 0.5 of a Share without issuing any Shares.

8.4. Term. No full or partial exercise of an Option shall be carried out following the Expiration Date of such Option.

9. Termination of Employment or Engagement.

9.1. Unvested Options. Unless otherwise determined by the Board, in the case of Termination, any Option or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date.

9.2. Vested Options.

9.2.1. Termination other than for Cause.

9.2.1.1. Unless otherwise determined by the Board, in the case of Termination other than for Cause, any Option or portion thereof that is vested as of the Termination Date may be exercised but only within such period (subject, however, to the provisions of section 12 below concerning early expiration or other treatment upon certain events) of time ending on the earlier of (i) ninety (90) days following the Termination Date, or (ii) the Expiration Date, but only to the extent to which such Option was exercisable at the time of the Termination Date. If, after the Termination Date, the Participant does not exercise his or her Option within the time specified above or in the Option Agreement, the Option shall expire.

9.2.1.2. Unless otherwise determined by the Board, in the event of (i) Termination as a result of the Participant’s death or disability or (ii) the Participant dies within the period stated in section 9.2.1.1, then the Option may be exercised (to the extent exercisable as of the date of death) by the Participant in the event of disability, the Participant’s legal guardian the Participant’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance (the “Assignees”), but only within the period (subject, however, to the provisions of section 12 below concerning early expiration or other treatment upon certain events) ending on the earlier of (1) the date twelve (12) months following the date of death or the Termination Date due to disability (as the case may be) (or such longer or shorter period specified in the Option Agreement) or (2) the Expiration Date. If, after death or termination due to disability (as the case may be), the Option is not exercised within the time specified herein, the Option shall expire. The Transfer of Options to any Assignee shall he subject to the provision of a written notice to the Company and to the execution by the Assignee of any documents required by the Company. All of the terms of any Option, whether in this Plan, the Option Agreement and/or any other document in respect of such Option, shall be binding upon the Assignees.

9.2.1.3. If the exercise of an Option following the Termination Date or death would be prohibited at any time solely because the issuance of Shares would violate requirements of any Applicable Law, then the Option shall expire: (i) in the event of a Termination - at the end of a period of ninety (90) days in the aggregate, or (ii) in the event of death - at the end of a period of twelve (12) months in the aggregate, during which the exercise of the Option would not be in violation of such requirements.

9.2.1.4. It is clarified that during such periods following the Termination Date the Participant’s entitlement to Options shall not continue to vest.

9.2.1.5. The Board shall have the sole authority to extend the exercise periods detailed in sections 9.2.1.1 - 9.2.1.3 above at its sole discretion.

9.2.2. Termination for Cause. If a Participant’s employment or engagement with the Company is terminated for Cause, any Option or portion thereof that has not been exercised as of the Termination Date shall immediately expire on the Termination Date.

9.3. No Participant shall be entitled to claim against the Company that he or she was prevented from continuing to vest Options as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Options which would have vested in his favor had such Participant’s employment or engagement with the Company not been terminated.

10. No Right to Employment, Service, Options or Shares. The grant of an Option, the vesting of any Option or the issuance of a Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Company’s or an Affiliate’s right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause, even if such Termination is immediately prior to the vesting of any Option. No Participant or other person shall have any claim to be granted any Options or to the vesting of any Options, whether expired immediately following grant or prior to vesting. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options and the terms and conditions of Options and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Options or Shares.

11. Trust

11.1. Approved Options and any Shares issued in connection with such Approved Options shall be held by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102 in the “capital gain tax route”. Any grant and any exercise of an Option or sale or transfer of a Share shall be notified to the Trustee.

11.2. The validity of any order given to the Trustee by a Participant shall be subject to approval or such order by the Company. The Company does not undertake to approve orders given by any Participant to the Trustee within any period of time.

11.3. Subject to the provisions of this Plan, the Approved Options and any Shares issued in connection with such Approved Options shall not be released from the control of the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Participant have been paid or will be paid.

11.4. Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Approved Option or any Share issued in connection with such Approved Options, until the lapse of the Holding Period. Notwithstanding the above, if any such release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

11.5. As long as the Approved Options and any Shares issued in connection with such Approved Options are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Approved Options and Shares cannot be Transferred other than by will or laws of descent and distribution.

11.6. Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102.

11.7. Should the Approved Options or any Shares issued in connection with such Approved Options be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the legal heirs or transferees by law of the deceased Participant.

11.8. Approved Options that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Options or Options subject to tax under Section 3(i) of the Ordinance.

12. Adjustments to the Shares subject to the Plan

12.1. Adjustment Due to Change in Capital. If the ordinary shares of the Company shall at any time be changed or exchanged by distribution of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Shares underlying the Options subject to the Plan and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the Options and the total Exercise Price of the Options, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding ordinary shares or other issuance of shares by the Company. Fractions of shares shall be dealt with in accordance with the provisions of section 8.3 above. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares underlying an Option.

12.2. Adjustment Due to a Structural Change. In the event of a Structural Change, the Shares underlying the Options subject to the Plan shall be exchanged or converted into shares of the Company or Successor Company in accordance with the exchange effectuated in relation to the ordinary shares of the Company, and the Exercise Price and quantity of shares underlying the Options shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Board and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

12.3. Adjustment Due to a Spin-Off Transaction. In the event of a Spin-Off Transaction, the Board may determine that the holders of Options shall be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary shareholders of the Company within the Spin-Off Transaction, taking into account the terms of the Options, including the vesting schedule and Exercise Price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

12.4. M&A Transaction.

12.4.1 Without derogating from the Board’s general power under the Plan, in the event of any M&A Transaction, the Board shall be entitled (but not obliged), at its sole discretion to determine any of the following: (i) provide for an assumption or exchange of Options and/or Shares for options and/or shares and/or other securities or rights of the Successor Company or parent or affiliate thereof; and/or (ii) provide for an exchange of Options or Shares for a monetary compensation (including for avoidance of doubt a cash-out of the Options for the net value); and/or (iii) determine that all unvested Options and un-exercised vested Options shall expire on the date of such M&A Transaction; and/or (iv) determine that the exchange, assumption, conversion or purchase detailed above will be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the M&A Transaction in relation to the ordinary shares of the Company. In the case of assumption and/or substitution of Options, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Option Agreements shall remain substantially unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Options and/or Shares to Participants further to a M&A Transaction, as provided in this section, shall be considered as full compliance with the terms of this Plan. The value of the exchanged Options and/or Shares pursuant to this section 12.4 shall be determined in good faith solely by the Board, based among others on the Fair Market Value, and its decision shall be final and binding on all the Participants.

Unless determined otherwise by the Board of Directors, and without derogating from the aforementioned, any Options not assumed or exchanged for options and/or shares and/or other securities or rights or not cashed-out, shall expire immediately prior to the consummation of the M&A Transaction.

12.4.2 For the purposes of this section 12.4, the mechanism for determining the assumption or exchange as aforementioned shall be as may be agreed upon between the Board and the Successor Company.

12.4.3 Without derogating from the above, in the event of a M&A Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s ordinary shares as part of the M&A Transaction. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Shares held by such Participant and that such share transfer deed shall bind the Participant.

12.4.4 Despite the aforementioned, if and when the method of treatment of Options within the scope of an M&A Transaction determined according to the above will in the sole opinion of the Board prevent the M&A Transaction from occurring, or materially risk the M&A Transaction, the Board may determine different treatment for different Options held by Participants such that not all Options will be treated equally within the scope of the M&A Transaction.

12.4.5 In the event in which the exercise price of the Options is higher than the per-share value of the shares of the Company in such an M&A Transaction (“out-of-the-money options”), the Board shall be entitled to cancel and terminate such Options effective upon consummation of the M&A Transaction without consideration.

12.4.6 In the event in which the Options shall be cancelled upon the M&A Transaction, the Company shall provide notice to such Participants in such manner as notice is provided regarding the M&A Transaction to any other shareholders of the Company not represented in the Board. Such notice shall be sent to the last known address of the Participants according to the records of the Company. The Company shall not be under any obligation to ensure that such notice was actually received by the Participants.

12.5. Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Options will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

12.6. The Participants shall execute any documents required by the Company or any Successor Company or parent of affiliate thereof in order to affect any of the actions determined within the scope of this section 12. The failure to execute any such document may cause the expiration and cancellation or any Option held by such Participant, as determined by the Board in its sole and absolute discretion.

12.7. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary.

13. Taxes and Withholding Tax

13.1. Approved Options and Non-Approved 102 Options shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Option granted to a Consultant or a Controlling Shareholder or any Option granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

13.2. Any Tax imposed in respect of the Options and/or Shares, including, but not limited to, in respect of the grant of Options, and/or the exercise of Options into Shares, and/or the Transfer, waiver, or expiration of Options and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration and the Employee shall indemnify the Company, any applicable affiliated company and the trustee, or any one thereof, and hold them harmless from and against any and all liability in relation with any such tax and/or other mandatory payments or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld any such tax and/or other mandatory payments from any payment made to the Employee, unless said liability is a result of default by the Company. The applicable Tax shall be deducted from the precedes of sale of Shares or shall be paid to the Company, an Affiliate or the Trustee (if applicable) by the Participants. Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Participant from the Company or an Affiliate (if applicable).

13.3. The Company’s or Trustee’s (if applicable) obligation to deliver Shares upon exercise of an Option or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

13.4. The Participants shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.

13.5. In respect to Non-Approved 102 Options, if there occurs a Termination of the Participant’s service to or employment with the Company or an Affiliate, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Option as required under Section 102.

13.6. For avoidance of doubt it is clarified that the tax treatment of any Option granted under this Plan is not guaranteed and although Options may be granted under a certain tax route, they may become subject to a different tax route in the future.

14. Registration of the Shares on a Stock Exchange

14.1. Should reorganization or certain other arrangements regarding the Company’s share capital be necessary prior to the registration of the Company’s ordinary shares or their respective depositary receipts on a Stock Exchange, such arrangements or reorganization may be also carried out in respect of the Participants and their Options and/or Shares.

14.2. The Participant acknowledges that in the event that the Company’s ordinary shares or their respective depositary receipts shall be registered for trading in any Stock Exchange, or in the event of a private offering of shares, the Participant’s rights to exercise their Options or sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

14.3. The Company does not undertake to cause the ordinary shares or the Shares to be listed on a Stock Exchange, or that the registration of the ordinary shares or the Shares for trade, if at all, shall take place within a certain period of time.

15. The Rights Attached to the Shares

15.1. Equal Rights. The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and any Option Agreement. The Shares, being part of the ordinary shares of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s ordinary shares.

Any change of the Company’s Articles of Association or any other incorporation document, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

The grant of Options and issuance of Shares under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. Subject to section 12.1 above, the grant of Options and Shares under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.

15.2. Dividend Rights. No Participant shall have any rights to receive dividends in respect of the Shares underlying any outstanding Options, until such Options are exercised into Shares and these Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, such Shares will entitle the Participant to receive any dividend, to which other holders of ordinary shares in the Company are entitled.

15.3. Transfer and Sale of Shares. Shares shall not be sold or transferred, unless as per the Articles of Association of the Company.

15.4. Bring Along. For the avoidance of doubt it is clarified that as part of the ordinary shares of the Company, Shares issued upon exercise of Options or in connection thereto shall be subject to any bring-along provision included in the incorporation documents of the Company or any shareholders agreement or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound.

15.5. Voting Rights. No Participant shall have any rights to vote in the Company’s meetings in respect of underlying Shares, until such Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, the Participant shall have the same voting rights as other holders of ordinary shares in the Company. Notwithstanding the aforesaid, and unless determined otherwise by the Board, as long as the Company’s ordinary shares are not traded on a Stock Exchange, any Shares issued upon the exercise of an Option shall be voted by an irrevocable proxy, such proxy to be assigned to the person or persons designated by the Board. The Participants will be required, as a condition to the receipt of the Options granted pursuant to this Plan and as a condition to the issuance of any Shares, to sign such a proxy. Unless otherwise determined by the Board, the proxy will be transferred upon any transfer of Shares unless such transfer occurs upon a M&A Transaction or upon or after an IPO of the Company.

16. Changes to the Plan. The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Options and/or Shares already granted under this Plan, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants, to whom Options have already been granted.

17. Effective Date and Duration of the Plan

17.1. The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

17.2. The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the securities laws of jurisdictions applicable to Options granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agency or by any national securities exchange, including without limitation the US Securities and Exchange Commission.

17.3. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

18. Successors and Assigns. The Plan and any Option granted thereafter shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

19. Miscellaneous

19.1. Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, as follows: if to the Company: at its principal offices; if to the Participant - to the Participant’s address, as registered in the Company’s registries. Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within three (3) business days following their deposit for mailing at a post office located in the country of addressee, or seven (7) business days following their deposit for mailing at a post office located outside the country of addressee, and if hand-delivered or sent by facsimile with confirmation of receipt - on the day of delivery (or refusal to receive).

19.2. This Plan (together with the applicable Option Agreement(s) entered into with any Participant) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Options to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Option Agreement, shall have no force and effect.

20. Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The competent courts of Jerusalem shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

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